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                                                                   EXHIBIT 10.22

                              AMENDED AND RESTATED
                         FRANCHISEE FINANCING AGREEMENT

         This Amended and Restated Franchisee Financing Agreement ("Agreement") is made and entered into by and among Wells Fargo Foothill, Inc., a Delaware corporation ("Lender"), ColorTyme, Inc., a Texas corporation ("ColorTyme"), and Rent-A-Center East, Inc., a Delaware corporation formerly known as Rent-A-Center, Inc., which was formerly known as Renters Choice, Inc. ("RAC").

                                    RECITALS

         A. ColorTyme is a franchisor of "rent-to-own" stores (each, a "Store") operated by franchisees licensed by ColorTyme (each, a "Franchisee"), offering various home entertainment equipment, household equipment, and consumer products and parts, accessories, and other goods used in connection therewith (collectively, "Inventory").

         B. Textron Financial Corporation ("TFC"), ColorTyme and RAC are parties to that certain Amended and Restated Franchisee Financing Agreement, dated March 27, 2002, as amended July 23, 2002, September 30, 2002, and March 24, 2003 (as previously amended, the "Original Agreement").

         C. Effective as of the date hereof, TFC is assigning to Lender all of TFC's right, title and interest in and to the Original Agreement, and Lender, ColorTyme and RAC desire to amend and restate the Original Agreement.

                                    AGREEMENT

         In consideration of the premises and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, Lender, ColorTyme and RAC agree to amend and restate the Original Agreement as follows:

                                    ARTICLE I
                                 CREDIT FACILITY

         1.1 Credit Facility. Lender shall provide a credit facility for Franchisees on the terms and subject to the conditions set forth in this Agreement. The amount of the credit facility shall be up to, but not in excess of, fifty million and no/100 dollars ($50,000,000.00).

         1.2 Financing Procedures. The following procedures shall be employed in determining the availability of financing for Franchisees under this
Agreement:

                  (a) In the event a Franchisee shall indicate an interest in obtaining financing for any of the purposes described in Section 1.6, ColorTyme shall provide the Franchisee with a credit application and other credit documentation, in form and substance acceptable to Lender and ColorTyme, and ColorTyme shall assist the Franchisee in completing such credit application and other credit documents.

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                  (b)      After the Franchisee has completed the credit
         application and provided the other credit documents specified by Lender, if such credit application and other credit documents are acceptable to ColorTyme, ColorTyme shall promptly forward the executed credit application and other credit documents to Lender at its office in Dallas, Texas.

                  (c) If, following completion of its review of such credit application and other credit documents and its credit investigation, Lender determines that it will provide the financing requested, it shall so notify the Franchisee and ColorTyme and, upon receipt of such additional closing documents as Lender reasonably determines to be necessary for the approval of the credit, Lender shall either (i) establish a revolving line of credit for the Franchisee in accordance with the terms of this Agreement (each such line of credit is referred to herein as a "Line of Credit"), or (ii) provided Lender has previously or contemporaneously established a Line of Credit for the Franchisee, make a term loan to the Franchisee in accordance with the terms of this Agreement (each such term loan is referred to herein as a "Term Loan"). For purposes of this Agreement, the obligations of a Franchisee to Lender under a Line of Credit and/or a Term Loan are collectively referred to as a "Receivable."

         1.3 Interest Rates. The interest rate on each Receivable shall be determined in accordance with this Section 1.3.

                  (a) Unless otherwise agreed by Lender and ColorTyme and except as otherwise provided in paragraphs (b) or (c) of this Section 1.3, the interest rate on each Receivable shall be the rate established by the following schedule: (i) for each Line of Credit with a Credit Limit (as that term is hereinafter defined) of $1,000,000 or less, the rate will be the Prime Rate plus 4.75%; (ii) for each Line of Credit with a Credit Limit of more than $1,000,000, the rate will be the Prime Rate plus 3.75%; and (iii) for each Term Loan, the rate will be the same as the rate applicable to the Franchisee's Line of Credit on the date of such Term Loan. For purposes of this section, "Prime Rate" shall mean the rate of interest announced within Wells Fargo Bank, N.A., at its principal office in San Francisco as its "prime rate," with the understanding that the "prime rate" is one of Wells Fargo Bank's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo Bank, N.A. may designate. The applicable interest rate will be a floating rate; changes in such interest rate will be established monthly, effective as of the last business day of the preceding month. Interest will be calculated on the basis of a 360-day year.

                  (b) The interest rates specified in Section 1.3(a) of this Agreement shall apply to all Receivables originated on or after the date hereof from Franchisees not currently borrowing pursuant to this Agreement and to all Receivables outstanding on such date, for which the Franchisees obligated to Lender thereunder consent to the change in the interest rates on such Receivables to those established by this Section 1.3; the interest rates on all Receivables outstanding on such date, for which the Franchisees obligated to Lender thereunder do not consent to the change in the interest rates on such Receivables

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         to those established by this Section 1.3 will continue at the existing rates, subject to the right of Lender to terminate such Franchisee's line of credit, in accordance with the terms of its governing agreements. ColorTyme and RAC agree to assist Lender in obtaining the consent of all Franchisees to the modifications of Receivables to conform to the interest rates specified in Section 1.3(a) of this Agreement.

         1.4 Credit Limits. When a Line of Credit is established for a Franchisee pursuant to this Agreement, Lender shall fix a credit limit for the Franchisee of (i) two hundred fifty thousand dollars ($250,000) if such Franchisee is not designated by ColorTyme as having prior "rent-to-own" experience; (ii) three hundred thousand dollars ($300,000) if such Franchisee is designated by ColorTyme as having prior "rent-to-own" experience; or (iii) such other amount as may be agreed upon from time to time by Lender and ColorTyme (the credit limit established for each Franchisee is referred to herein as the "Credit Limit"). The amount of the Credit Limit may be adjusted from time to time upon agreement by Lender and ColorTyme. When a Term Loan is made to a Franchisee pursuant to this Agreement, the principal amount of the Term Loan and the interest thereon shall not be included in or subject to the Credit Limit.

         1.5 Advance Limits. The amount of credit available under each Receivable (notwithstanding the amount of a Franchisee's Credit Limit, in the case of a Line of Credit) shall be limited to the product of the Franchisee's Average Monthly Revenue multiplied by five (the advance limit established for each Franchisee is referred to herein as the "Total Advance Limit"). For purposes of this Agreement, a Franchisee's "Average Monthly Revenue" shall mean the average monthly total revenue of the Franchisee (exclusive of sales tax) from the sale, lease or rental of Inventory and other customary fees, calculated in accordance with generally accepted accounting principles applied on a consistent basis, for the three calendar months preceding the most recent periodic review of such Franchisee's Receivable(s). Notwithstanding anything in this section to the contrary, if the Total Advance Limit established pursuant to this section would otherwise be an amount that is less than the then outstanding balance of such Receivable (each such Receivable is referred to herein as an "Overline Receivable"), the Total Advance Limit for such Overline Receivable will be set at the then outstanding balance thereof, and such Overline Receivable will continue to be administered as provided herein, unless Lender and ColorTyme agree otherwise. The provisions of this section shall not apply to any Receivable until all the Stores for which the financing was provided under the Receivable have been open for business for one (1) year.

         1.6 Use of Proceeds. Lender will advance funds pursuant to a Franchisee's Line of Credit or Term Loans only for the following purposes: (i) the Franchisee's acquisition of Inventory; (ii) the Franchisee's acquisition or conversion of a Store; (iii) the buyout of an ownership interest in the Franchisee; and/or (iv) the Franchisee's working capital.

                  (a) Inventory. Advances to a Franchisee for inventory will be limited to the lesser of (i) the cost of the Inventory acquired by such Franchisee; (ii) the amount of such Franchisee's Credit Limit; or (iii) the amount of the Franchisee's Total Advance Limit after deducting the outstanding balance of all Term Loans to such Franchisee.

                  (b) Store Acquisitions and Conversions. Advances to a Franchisee for Store acquisitions and/or conversions (i.e., the acquisition of existing ColorTyme Stores and/or

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         the acquisition of other "rent-to-own" stores for conversion to
         ColorTyme Stores) will be limited to the lesser of (i) in the case of a Store that has been open for business (either as a ColorTyme Store or as another "rent-to-own" store) for one (1) year or more, the product of the Average Monthly Revenue of the individual Store multiplied by nine (9); and (ii) the amount that, when added to the Credit Limit and other Term Loans to such Franchisee, would cause the Debt-to-Revenue Ratio for the Franchisee to equal or exceed 5:1. For purposes of this paragraph, "Debt-to-Revenue Ratio" shall mean the ratio of (x) Funded Debt to (y) the Average Monthly Revenue of the Franchisee (calculated on an aggregate basis for all Stores owned and/or operated, including such Stores to be acquired, by such Franchisee and any and all affiliates of such Franchisee); and "Funded Debt" shall mean, as of any date, the total amount of liabilities (including the advance contemplated by this paragraph) that would be reflected on the consolidated balance sheet of Franchisee and its parent and any and all subsidiaries and affiliates, if any, in accordance with generally accepted accounting principles applied on a consistent basis. All Advances for Store acquisitions and/or conversions will be subject to the approval of ColorTyme, but shall otherwise be at the sole discretion of Lender.

                  (c) Franchisee Owner Buyouts. Advances for the buyout of an ownership interest in a Franchisee, either by the Franchisee or by one (1) or more other owners of interests in the Franchisee, will be limited to the amount of the Franchisee's Total Advance Limit minus the Franchisee's Credit Limit and minus the outstanding balance of all other Term Loans to such Franchisee and owners. All Advances for Franchisee owner buyouts will be subject to the approval of ColorTyme, but shall otherwise be at the sole discretion of Lender.

                  (d) Working Capital. Advances to a Franchisee for working capital will be limited to the lesser of (i) the amount by which ColorTyme's minimum working capital requirement exceeds such Franchisee's working capital available from other sources; (ii) sixty thousand and no/100 dollars ($60,000.00); (iii) the amount of such Franchisee's Total Advance Limit minus such Franchisee's Credit Limit and minus the outstanding balance of all other Term Loans to such Franchisee. Financing for working capital will be made available only to Franchisees designated by ColorTyme as having prior "rent-to-own" experience and approved by ColorTyme for such financing in connection with the opening of a Store, but shall otherwise be at the sole discretion of Lender.

For purposes of this section, Lender may rely fully on the representations and/or agreements of the Franchisee with respect to the use of funds, with no obligation to independently verify such information. The use of any such funds by a Franchisee for any purpose not permitted by this section will not affect the obligations of ColorTyme or RAC under this Agreement.

         1.7      Payment Terms. Each Receivable will be repayable as follows:

                  (a) In the case of a Line of Credit, (i) accrued and unpaid interest shall be payable monthly, and (ii) principal shall be payable in monthly installments equal to 1/21 of the initial principal amount of each advance made by Lender under such Line of Credit. Both interest and principal shall generally be due and payable on the 26th day of each month.

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                  (b)      In the case of a Term Loan, (i) accrued and unpaid
         interest shall be payable monthly, and (ii) principal shall be payable in equal monthly installments over the term of the Term Loan, with the amount of the monthly installments calculated by dividing the original principal amount of the Term Loan by the number of months in the term thereof. Both interest and principal shall generally be due and payable on the 26th day of each month. The term of any Term Loan shall not exceed sixty (60) months.

         1.8 Suspension of Advances. Advances to a Franchisee under any Line of Credit may, at Lender's sole discretion, be suspended or limited at any time that the unpaid balance of all Advances under such Line of Credit, when added to the outstanding principal balance of all Term Loans made to such Franchisee exceeds the product of the Franchisee's Average Monthly Revenue multiplied by four (4) where (i) the ratio of cash expenses (total annual expenses, less depreciation directly related to the operation of the Franchisee's Store(s), calculated in accordance with generally accepted accounting principles applied on a consistent basis) to total revenue (calculated in accordance with generally accepted accounting principles applied on a consistent basis, excluding extraordinary items, based on a three (3) month rolling average) exceeds 64%; (ii) the Franchisee fails to maintain the number of rental contracts that are seven (7) or more days past due (calculated on a three (3) month rolling average) at 8% or less of its total outstanding rental contracts; (iii) expenses of a Store that has been open for business for less than twelve (12) months cause the ratio of actual expenses to actual revenue to exceed the ratio of expenses to revenue reflected in the proforma cash flow projections for that Store; (iv) payments (principal and/or interest) under any Receivable of the Franchisee are more than fifteen (15) days past due; (v) the idle inventory percentage (the quotient of the idle inventory divided by the total inventory, calculated on a three (3) month rolling average and based on the idle inventory and total inventory figures reflected on the Franchisee's monthly royalty reports) exceeds twenty-five percent (25%); or (vi) in Lender's determination, the Receivable is otherwise in default.

         1.9 Financing Terms and Credit Standards. The specific terms of any financing provided by Lender to Franchisees under this Agreement shall be determined from time to time by Lender in accordance with its ordinary and customary business practices. The credit standards for approval of any financing provided by Lender to Franchisees under this Agreement shall be determined from time to time by Lender and ColorTyme; provided however, the application of such credit standards to particular transactions shall be at Lender's sole discretion.

         1.10 Credit Approval. Nothing herein shall obligate Lender to accept or approve any application for financing submitted by or on behalf of any Franchisee. Lender may, in its sole discretion, reject or decline any application for financing submitted by or on behalf of any Franchisee; provided, if Lender rejects or declines any such application, it shall inform ColorTyme and the Franchisee of the reasons therefor.

         1.11 Leased Stores. In connection with financing for Stores that are leased by Franchisees, Lender may, at its sole discretion, approve any such Franchisee's application for financing without any requirement that the Franchisee provide (i) a copy of the ground or building lease; (ii) the landlord's consent to the collateral assignment of such lease, (iii) a disclaimer of the landlord's interest in the fixtures, equipment, inventory or other goods in which Lender may obtain a security interest; or (iv) any other consent, waiver or other matter related to

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such lease. Any approval by Lender of a Franchisee's application for financing that does not require any such items related to the lease shall not in any way affect the obligations of ColorTyme or RAC under this Agreement.

         1.12 Collection Procedures. Lender may use its ordinary and customary practices and procedures to collect outstanding Receivables, subject to the provisions of this Agreement, which practices and procedures may or may not be consistent with those used in the past by TFC.

         1.13 Modification of Receivables. Notwithstanding anything in this Agreement to the contrary, Lender reserves the right to make such modifications, adjustments and/or revisions to any Receivables, including the Credit Limits, payment terms and conditions for advances thereunder, as it deems necessary or appropriate under the circumstances, provided Lender may not make any modifications, adjustments or revisions to the extent such modifications, adjustments and/or revisions have not been approved by ColorTyme. Lender may at any time, at its sole discretion, amend payment schedules, defer payments or otherwise modify the terms of any such Receivable, without in any way affecting the obligations of ColorTyme or RAC under this Agreement, except to the extent such amendment, deferral or other modification shall cause such Receivable to exceed the Advance Limit for such Receivable determined in accordance with
Section 1.5 on the basis of information provided to the Lender on or before the effective date of such amendment, deferral or other modification.

         1.14 Periodic Review of Receivables. Lender may periodically review any Receivable, at such times or intervals and taking into consideration such matters (including without limitation the Average Monthly Revenue of the Franchisee named in such Receivable) as may be agreed upon from time to time by Lender and ColorTyme. Lender shall prepare a written report of each such periodic review, and promptly provide ColorTyme with a copy of such report.

         1.15 Payments to ColorTyme. Lender shall pay to ColorTyme, from the interest portion of each payment received by Lender on account of each Receivable (whether a Line of Credit or a Term Loan), an amount calculated by multiplying the amount of each such interest payment by a fraction, the denominator of which is the rate of interest applicable to such Receivable and the numerator of which is determined on the following scale: (i) 2.00% if the Franchisee's Credit Limit is $1,000,000 or less; or (ii) 1.50% if the Franchisee's Credit Limit is greater than $1,000,000. The amounts payable pursuant to this section shall be payable on a monthly basis within 20 days after the end of the month in which an interest payment is received by Lender.

         1.16 Franchisee Credit Facility Fee. Lender shall use commercially reasonable efforts to amend the credit agreements with the Franchisees to require the Franchisees to pay, directly to ColorTyme, a non-refundable credit facility fee equal to eight-tenths of one percent (0.80%) of the Credit Limit established for the Franchisee by Lender pursuant to such credit agreements, such credit facility fee to be due and payable upon execution of such amendment. The form and substance of the amendment to the credit agreements shall be subject to ColorTyme's approval. ColorTyme shall be solely responsible for collecting the credit facility fee from the Franchisees; Lender shall have no obligation or responsibility to collect the credit facility fee from the Franchisees. In the event any Franchisee fails to amend its applicable credit agreement as described pursuant to this Section 1.16, then, at the request of ColorTyme, Lender shall terminate such Franchisee's line of credit in accordance with the terms of its governing agreements.

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                                   ARTICLE II
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

         2.1 Representations and Warranties of ColorTyme and RAC. ColorTyme and RAC, jointly and severally, represent and warrant to Lender that:

                  (a) ColorTyme. ColorTyme is a corporation duly organized, validly existing and in good standing under and pursuant to the laws of the State of Texas. ColorTyme has duly qualified and is authorized to conduct business and is in good standing as a foreign corporation in all jurisdictions where such qualification is necessary. ColorTyme has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions herein contemplated, ColorTyme has taken all corporate action necessary to duly authorize the execution of this Agreement and the consummation of all transactions herein contemplated.

                  (b) RAC. RAC is a corporation duly organized, validly existing and in good standing under and pursuant to the laws of the State of Delaware. RAC has duly qualified and is authorized to conduct business and is in good standing as a foreign corporation in all jurisdictions where such qualification is necessary. RAC has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions herein contemplated. RAC has taken all corporate action necessary to duly authorize the execution of this Agreement and the consummation of all transactions herein contemplated.

                  (c) Enforceable Agreement. This Agreement has been duly executed and delivered by ColorTyme and RAC and is a legal, valid and binding obligation of ColorTyme and RAC, fully enforceable in accordance with its terms.

                  (d) The Receivables. The credit applications and other credit documents provided to Lender by ColorTyme pursuant to Section
         1.2. in connection with each application by a Franchisee for financing pursuant to this Agreement will in each case be all the documents received or acquired by ColorTyme or RAC in connection with such application; to the best of ColorTyme's and RAC's knowledge, each such document will have been duly executed by the persons whose signatures purport to appear thereon; to the best of ColorTyme's and RAC's knowledge, none of such documents or any other materials submitted therewith will contain any false or misleading statements or information; and at the time such documents are provided to Lender and, if the application for financing is approved by Lender, at the time the resulting Receivable is funded by Lender, neither ColorTyme nor RAC will have any knowledge of any fact or circumstance that would materially adversely affect the enforceability or collectability of the Receivable or Lender's rights thereunder or in the collateral securing such Receivable.

                  (e) Accurate Information. Neither ColorTyme nor RAC has made any misstatement of material fact to Lender or provided Lender with any false or misleading information relevant to this Agreement or withheld from Lender any information known to ColorTyme or RAC which would be material to Lender's decision to enter into this Agreement.

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         2.2      Covenants of ColorTyme and RAC. At all times during which any of the Receivables are outstanding or during which ColorTyme and/or RAC have any obligations, including contingent obligations, to Lender under this Agreement, unless Lender shall otherwise consent in writing:

                  (a) Consolidated Leverage Ratio. ColorTyme and RAC shall not permit the Consolidated Leverage Ratio (as that term is defined in the Credit Agreement among Rent-A-Center, Inc., as borrower, the several lenders from time to time parties thereto, Morgan Stanley Senior Funding Inc., as Documentation Agent, JPMorgan Chase Bank and Bear, Stearns & Co., Inc., as Syndication Agents, Wachovia Bank, National Association, UBS Warburg LLC, United Overseas Bank and Credit Lyonnais, as Managing Agents, and Lehman Commercial Paper Inc., as Administrative Agent, dated as of May 28, 2003 (as the same has been or may be amended, restated or modified from time to time, the "Senior Credit Agreement"), as of the last day of any period of four (4) consecutive fiscal quarters to exceed 2.75 to 1.00.

                  (b) Consolidated Fixed Charge Coverage Ratio. ColorTyme and RAC shall not permit the Consolidated Fixed Charge Coverage Ratio (as that term is defined in the Senior Credit Agreement), for any period of four (4) consecutive fiscal quarters of Rent-A-Center, Inc, to be less than the ratio of 1.50 to 1.00.

                  (c) Receipt of Funds. If ColorTyme or RAC receive any money or property as payment on any of the Receivables, they shall receive and hold such money or property in trust for Lender and immediately deliver such money or property to Lender with any necessary endorsements.

                  (d) The Receivables. Neither ColorTyme nor RAC shall take any action, or fail to take any action, which could adversely affect Lender's rights with respect to any of the Receivables. Neither ColorTyme nor RAC will make any misstatement of material fact to Lender or provide Lender with any false or misleading information relevant to any credit application or other credit documents submitted pursuant to this Agreement or any Receivable or omit to provide Lender with any information known to ColorTyme or RAC which would be material to Lender's decision regarding any such credit application or Receivable.

                  (e) Confidentiality; Proprietary Rights. During the term of this Agreement, Lender shall provide to ColorTyme various forms, documents, procedures manuals and other information and materials for use in connection with the financing contemplated by this Agreement. ColorTyme and RAC acknowledge and agree that all such information and materials are proprietary to Lender and constitute private business information intended for Lender's exclusive benefit. Neither ColorTyme nor RAC shall use, and neither shall permit its employees or agents to use, any such materials or information for any purpose other than as expressly contemplated by this Agreement. ColorTyme and RAC shall maintain the confidentiality of all such materials and information with the same degree of diligence as they use to protect their own proprietary information and trade secrets from disclosure to other parties.

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                  (f)      Indemnity. ColorTyme and RAC, jointly and severally,
         shall indemnify Lender and its successors, assigns and participants, and their respective officers, directors, employees, attorneys and agents, from, and shall hold each of them harmless against, any and all losses, liabilities, claims, damages, costs and expenses (including reasonable attorneys' fees) to which any of them may become subject (INCLUDING LOSSES, LIABILITIES, CLAIMS, DAMAGES, COSTS AND EXPENSES WHICH ARISE IN WHOLE OR IN PART OUT OF THE NEGLIGENCE OF LENDER) which directly or indirectly arise from or relate to (i) this Agreement or any of the transactions contemplated hereby, (ii) the sale of franchises by ColorTyme or any dealings between ColorTyme and Franchisees; (iii) the enforcement by Lender of its rights hereunder, or (iv) any investigation, litigation or other proceeding, including, without limitation, any threatened investigation, litigation or other proceeding, relating to any of the foregoing, excluding, however, (x) any losses, liabilities, claims, damages, costs and expenses which arise exclusively from the willful misconduct or gross negligence of Lender, and (y) expenses incurred by Lender pursuant to Section 3.2. The obligations of ColorTyme and RAC under this section shall survive the termination of this Agreement.

                  (g) Financial Statements and Reports. RAC shall provide to Lender a copy of each Form l0-K, Form 10-Q and Form 8-K of Rent-A-Center, Inc., filed with the U.S. Securities and Exchange Commission, within two (2) business days after the filing thereof. ColorTyme shall provide to Lender (i) a copy of its audited individual and consolidated year-end financial statements within ninety (90) days following the end of each fiscal year; (ii) a copy of its monthly financial statements within thirty (30) days following the end of each month; (iii) a copy of its Uniform Franchise Offering Circular and all amendments thereto, within one hundred twenty (120) days following the end of each fiscal year; and (iv) royalty reports and financial statements for each Franchisee, promptly upon request by Lender. RAC and ColorTyme shall provide to Lender a quarterly compliance certificate in the form of Exhibit A attached hereto within thirty (30) days following the end of each calendar quarter.

                  (h) Notification of Senior Credit Agreement Modification. Each of ColorTyme and RAC agrees to provide, or cause to be provided, to Lender a copy of each modification of the Senior Credit Agreement within ten (10) business days after such modification has been duly executed by all required parties and is deemed effective.

                  (i) Further Assurances. ColorTyme and RAC shall, upon request of Lender, execute and deliver such additional documents and instruments as may be reasonably required by Lender for carrying out the purposes of this Agreement.

                                   ARTICLE XII

                               RECEIVABLE DEFAULTS

         3.1 Notice of Default. In the event any payments due under any of the Receivables are delinquent by more than ninety (90) days or Lender otherwise declares a default under any of the Receivables, Lender shall give notice thereof to ColorTyme.

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         3.2      Foreclosure. Following notice of a default under a Receivable pursuant to Section 3.1, in the exercise of its sole and absolute discretion, Lender shall attempt to collect the outstanding obligations under the Receivable and, if necessary, commence appropriate legal actions to recover the collateral securing such Receivable and to collect the accounts owing by the account debtor(s) and other persons, if any, in connection with such collateral. The costs incurred by Lender in connection with such actions shall be shared by Lender and ColorTyme in accordance with subpart (z) of Section 3.4 and sub-part
(a) of Section 6.1 (i.e., the first one thousand dollars ($1,000.00) is to be paid by ColorTyme, and all costs in excess of that amount are to be paid by Lender). Lender may take collection actions consistent with those taken in the past by TFC.

         3.3 Letter of Credit. Within five (5) business days following notice of a default under a Receivable pursuant to Section 3.1, RAC shall cause a standby letter of credit to be issued to Lender in an amount equal to one hundred fifteen percent (115%) of the outstanding balance of the defaulted Receivable. The letter of credit shall secure the obligations of ColorTyme under
Section 3.4 with respect to such defaulted Receivable. Upon payment by ColorTyme of the Recourse Amount (as that term is hereinafter defined) with respect to the defaulted Receivable, such letter of credit shall be promptly returned to RAC for cancellation. The letter of credit shall provide for a term of one (1) year; shall be payable upon presentation to the issuing bank of a certificate of Lender stating that ColorTyme has failed to pay all amounts due under Section
3.4 with respect to the Receivable for which the letter of credit was issued; shall be issued by a bank located in the United States that is included in the bank group party to the Senior Credit Agreement (or such other bank as may be approved by Lender in its sole discretion), but excluding any bank that has a participation interest in any of the Receivables or this Agreement, which bank must have a senior unsecured issuer rating of Aa or above as determined by Moody's Investors Service or a short-term issue credit rating of Al or above as determined by Standard & Poors; and shall otherwise be acceptable to Lender in all respects.

         3.4 ColorTyme's Recourse Obligation; Assignment to ColorTyme. ColorTyme shall pay to Lender an amount (the "Recourse Amount") equal to the sum of (x) the outstanding principal balance of a defaulted Receivable, (y) all accrued and unpaid interest thereon and (z) all reasonable expenses incurred by Lender, including the fees and expenses of its legal counsel, in connection with the enforcement of such Receivable, up to a maximum of one thousand and no/100 dollars ($1,000.00) per Receivable, upon the earliest to occur of (a) repossession and/or foreclosure of the collateral securing the defaulted Receivable, (b) the entry by a court of competent jurisdiction of an order staying or barring such actions or adjudicating the rights of Lender with respect to such collateral, (c) eleven (11) months following the issuance of the letter of credit with respect to the defaulted Receivable pursuant to Section 3.3, or (d) thirty (30) days after Lender sends notice of a default in accordance with Section 3.1 if, but only if, Lender has not received a letter of credit issued in accordance with Section 3.3, whereupon Lender shall contemporaneously assign to ColorTyme Lender's interest in the defaulted Receivable and the collateral securing such defaulted Receivable, WITHOUT RECOURSE OR WARRANTY OF ANY KIND WHATSOEVER.

                                       IV.
                          DEFAULT UNDER THIS AGREEMENT

         4.1 Events of Default. An "Event of Default" shall exist if any one or more of the following events (herein collectively called "Events of Default") shall occur and be continuing:

                  (a) ColorTyme or RAC shall fail to pay any amount due under the terms of this Agreement within ten (10) business days following demand therefor.

                  (b) ColorTyme or RAC shall fail to perform, observe or comply with any of their covenants, agreements or obligations contained in this Agreement, and such failure shall remain uncured thirty (30) days following notice thereof.

                  (c) Any representation or warranty made by ColorTyme or RAC in this Agreement or any of the documents delivered to Lender pursuant to this Agreement shall prove to be untrue, misleading or inaccurate in any material respect.

                  (d) ColorTyme, RAC or any of their affiliates shall default in their respective obligations to Lender under any other agreement to which they, or any of them, are parties.

                  (e) ColorTyme, RAC or any of their affiliates shall default in their respective obligations under agreements with their primary lenders or any other agreement involving indebtedness in excess of fifty thousand and no/100 dollars ($50,000.00).

                  (f) ColorTyme, RAC or any of their affiliates shall (i) apply for or consent to the appointment of a receiver, custodian, trustee, liquidator, or similar official for themselves or all or a substantial part of their property, (ii) admit in writing that they are unable to pay their debts generally as they become due, (iii) make a general assignment for the benefit of creditors, (iv) file a petition or answer seeking liquidation, reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization or insolvency laws, (v) file an answer admitting the material allegations of or consent to or default in answering a petition filed against them in any bankruptcy, reorganization or insolvency proceeding, (vi) become the subject of an order for relief under any bankruptcy, reorganization or insolvency proceeding which shall continue unstayed and in effect for thirty (30) days, or (vii) an order, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition appointing a receiver, custodian, trustee, liquidator or similar official for them or of all or a substantial part of their property and such other, judgment or decree shall continue unstayed and in effect for a period of thirty (30) days.

                  (g) ColorTyme or RAC shall cease doing business as a going concern.

                  (h) This Agreement or any other documents delivered to Lender pursuant to this Agreement or in connection herewith shall for any reason cease to be in full force and effect, or shall be declared null or unenforceable in whole or in material part, or the validity or enforceability thereof shall be challenged or denied by any party thereto excluding Lender.

         4.2 Remedies Upon Default. If an Event of Default shall occur and be continuing, Lender at its sole discretion may, without notice (i) terminate this Agreement, (ii) elect to have ColorTyme repurchase all Receivables then held by Lender (without recourse or warranty by Lender), whereupon ColorTyme shall so repurchase such Receivables for an amount equal to the outstanding principal balance thereof plus all accrued and unpaid interest thereon, (iii) reduce any claim to judgment, (iv) set off and apply against the obligation of ColorTyme, without notice to ColorTyme or RAC, any and all deposits or other sums at any time credited or held by Lender or owing from Lender to ColorTyme, RAC or any of their affiliates, whether or not said obligations are then due, and (v) without further notice of default or demand, pursue and enforce any of Lender's rights and remedies under this Agreement and any of the other documents delivered to Lender pursuant to this Agreement or otherwise provided under or pursuant to any applicable law or any other agreement.

                                       V.
                                    GUARANTY

         5.1 Guaranty. RAC hereby guaranties the full and prompt payment and performance of all debts, liabilities and obligations of ColorTyme to Lender arising out of or in any way related to this Agreement (as amended, restated or otherwise modified), whether for principal, interest (including any interest which, but for the application of the provisions of the Bankruptcy Code, would have accrued on such amounts), premium, reimbursement obligations, fees, costs, expenses, recourse or indemnity obligations (collectively, the "Obligations"). RAC represents and warrants to Lender that it will receive a substantial economic benefit from the financing provided by Lender pursuant to this Agreement, and acknowledges that Lender would not provide such financing if it did not receive this guaranty. RAC hereby waives promptness, diligence, notice of acceptance and any other notice with respect to the Obligations or this guaranty, and any requirement that Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto, or exhaust any right or take any action against ColorTyme or any other person or entity or any collateral. The liability of RAC under this guaranty shall be absolute, unconditional, irrevocable and continuing, irrespective of any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from the terms of the Obligations. RAC hereby consents to any and all extensions or other indulgences granted by Lender to ColorTyme and consents to the release or substitution of any or all collateral securing the Obligations. RAC hereby irrevocably waives any and all rights it may now or hereafter have under any agreement or at law or in equity (including, without limitation, any law subrogating it to the rights of Lender) to assert any claim or seek contribution, indemnification or any other form of reimbursement from ColorTyme for any payment made by RAC under or in connection with this guaranty. This guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by Lender upon the insolvency, bankruptcy or reorganization of ColorTyme or otherwise, all as though such payment had not been made. RAC agrees that in light of the immediately foregoing waivers, the execution of this Guaranty shall not be deemed to make RAC a "creditor" of ColorTyme, and that for purposes of Sections 547 and 550 of the Bankruptcy Code, RAC shall not be deemed a "creditor" of ColorTyme.

         To the maximum extent permitted by law, RAC hereby waives: (1) any rights to assert against Lender any defense (legal or equitable), set-off, counterclaim, or claim which RAC may now or at any time hereafter have against ColorTyme or any other party liable to Lender; (2) any defense RAC has to performance hereunder, except the defense of discharge by payment in full of the Obligations and any right RAC has to be exonerated, provided by statute or otherwise, arising by reason of any claim or defense based upon an election of remedies by Lender including any defense based upon an election of remedies by Lender; (3) the benefit of any statute of limitations affecting RAC's liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to RAC's liability hereunder; and (4) any discharge of ColorTyme's obligations to Lender by operation of law as a result of Lender's intervention or omission; or the acceptance by Lender of anything in partial satisfaction of the Obligations. RAC consents and agrees that Lender shall be under no obligation to marshal any assets of ColorTyme or any Franchisee or other guarantor in favor of RAC, or against or in payment of any or all of the Obligations.

         RAC hereby waives any and all benefits or defenses arising directly or indirectly under any state statutes pertaining to "anti-deficiency" or "one action" statutes such as California's Code of Civil Procedure Sections 580a, 580d and 726, or any other similar statutes or judicial opinions concerning the subject matter connected therewith. RAC understands that the effect of the foregoing waivers may be that RAC may have liability hereunder for amounts with respect to which RAC may be left without rights of subrogation, reimbursement, contribution or indemnity against ColorTyme or other guarantors or sureties.

         Lender shall have the right to seek recourse against RAC to the fullest extent provided for herein, and no election by Lender to proceed in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of Lender's right to proceed in any other form of action or proceeding or against other parties unless Lender has expressly waived such right in writing. Specifically, but without limiting the generality of the foregoing, no action or proceeding by Lender under any document or instrument evidencing the Obligations shall serve to diminish the liability of RAC under this Guaranty except to the extent that Lender finally and unconditionally shall have realized indefeasible payment by such action or proceeding.

         RAC hereby agrees that any and all present and future indebtedness of ColorTyme owing to RAC is postponed in favor of and subordinated to payment, in full, in cash, of the Obligations. In this regard, following notice from Lender under Section 3.1, no payment of any kind whatsoever shall be made with respect to such indebtedness until the Obligations have been indefeasibly paid in full.

                                   ARTICLE VI

                                  MISCELLANEOUS

         6.1 Expenses. Each party hereto shall pay and be responsible for its own expenses incurred in connection with this Agreement and the transactions herein contemplated; provided, however, ColorTyme and RAC shall reimburse Lender (and any participant in this Agreement or any of the Receivables) for all of its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, incurred in connection with (a) the preparation, negotiation and execution of this Agreement and each amendment hereto, (b) the enforcement and collection of Receivables that default, up to a maximum of one thousand and no/100 dollars ($1,000.00) for each such default; and (c) the enforcement or preservation of Lender's rights under this Agreement following an Event of Default. All such expenses shall be paid promptly upon request by Lender.

         6.2 Relationship of the Parties. The parties are not engaged in a partnership or joint venture, and nothing herein shall confer on any party hereto the authority to act for or on behalf of the other party, except as expressly provided herein. Lender has no fiduciary or other special relationship with ColorTyme, the guarantor or any of their affiliates.

         6.3 Compliance with Laws. Throughout the term of this Agreement, ColorTyme, RAC and Lender shall each comply with all laws, regulations, rules and orders applicable to them.

         6.4 No Waiver; Cumulative Remedies. No failure to exercise, and no delay in exercising, on the part of Lender, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided for in this Agreement and the other documents executed in connection herewith are cumulative and not exclusive of any other rights or remedies provided by law.

         6.5 Notices. All notices or other communications hereunder shall be given in writing by either overnight courier service or pre-paid registered or certified mail, to the respective addresses of the parties following their names on the signature page of this Agreement. Such notice or other communication shall be deemed to have been given upon actual delivery or one (1) business day after depositing it with an overnight courier service or three (3) business days after depositing it with the United States Postal Service.

         6.6 Severability. If at any time any provision, or the application of any provision, of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision, or the application thereof, shall be of no force or effect, but the illegality or unenforceability of such provision, or the application thereof, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

         6.7 Entire Agreement; Amendments. This Agreement embodies the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, conditions and understandings, and may be amended only by an instrument executed in writing by an authorized officer of the party against whom such amendment is sought to be enforced.

         6.8 Survival. All agreements, representations and warranties contained herein or made in writing by or on behalf of the ColorTyme or RAC in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement, and any investigation at any time made by Lender, and the delivery of any documents to Lender pursuant to this Agreement and payment of the obligations of ColorTyme hereunder and any sale or assignment or other disposition by Lender of this Agreement, the Receivables or any other documents delivered to Lender pursuant to this Agreement. All statements contained in any certificate or other instrument delivered by or on behalf of the ColorTyme or RAC pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties by such parties hereunder.

         6.9 Binding Effect; No Third Party Beneficiaries. This Agreement shall inure to the benefit of, and the obligations created hereby shall be binding upon, the parties and their permitted successors and assigns. This Agreement is solely for the benefit of the parties hereto (and their successors and permitted assigns); nothing herein shall be construed to give any other person any right or claim with respect to this Agreement.

         6.10 Assignment; Participations. Neither ColorTyme nor RAC may assign any of their rights or obligations under this Agreement without the prior written consent of Lender. Lender may at any time assign or sell this Agreement, or any rights hereunder or interest herein, and the Receivables, without the consent of ColorTyme or RAC; provided, that in the event Lender assigns or sells all or substantially all of Lender's rights in this Agreement and the Receivables, Lender (or its assignee or transferee) shall send, within at most thirty (30) days after such assignment or sale, written notice to ColorTyme and RAC of such assignment or sale (such notice is herein referred to as "Lender's Assignment Notice"). After receipt of the Lender's Assignment Notice, ColorTyme and RAC shall have the right, upon ninety (90) days' prior written notice to Lender's assignee or transferee, to terminate this Agreement and arrange for the payment in full of all Receivables (such notice is herein referred to as "ColorTyme's Termination Notice" and the date specified in such notice for termination and payment in full of all Receivables is herein referred to as the "Early Termination Date"). Notwithstanding ColorTyme's Termination Notice and termination of this Agreement, all rights of Lender (and its assignee or transferee) and all duties and obligations of ColorTyme and RAC under this Agreement with respect to outstanding Receivables and all advances made to Franchisees pursuant to Lines of Credit prior to such termination shall continue until all such Receivables are fully paid in accordance with their terms and all such Lines of Credit are terminated. After receipt of ColorTyme's Termination Notice, Lender, its assignee or transferee, may notify any or all Franchisees obligated on outstanding Receivables that no advances will be made and all Lines of Credit shall be terminated on the Early Termination Date, and Lender, its assignee or transferee, shall have no obligation to make any advances to any Franchisee from and after the Early Termination Date; provided however, so long as no event of default has occurred and is continuing under the Receivables of any Franchisee, Lender's assignee or transferee, as the case may be, shall continue to make advances available under the applicable Line of Credit and/or Term Loans to such Franchisee in accordance with such Franchisee's applicable credit agreement and other credit documentation at all times prior to the Early Termination Date. Lender may at any time sell to one or more persons participating interests in any Receivables and this Agreement without the prior consent of ColorTyme or RAC.

         6.11 Audit. Lender shall have the right to inspect the books and records of ColorTyme relating to Franchisees that are obligated to Lender under Receivables, including the obligations of such Franchisees to ColorTyme. Lender shall keep the information obtained from such books and records confidential; nothing herein, however, shall limit (a) Lender's rights to use such information in administering the Receivables or in enforcing its rights under the Receivables or under this Agreement, or (b) Lender's rights to use such information in connection with any prospective sale or assignment of any or all of the Receivables or this Agreement, or any interest therein or herein, provided the prospective purchaser, assignee or participant enters into a written agreement to maintain the confidentiality of such information.

         6.12 Term; Termination. This Agreement shall be effective on and as of the date of its execution, and shall continue in effect until September 30, 2006; provided, that in the event the Senior Credit Agreement is modified and such modification changes the definition of Consolidated Leverage Ratio or Consolidated Fixed Charge Coverage Ratio in a manner that is not acceptable to Lender, in its sole discretion, then Lender may terminate this Agreement by sending to ColorTyme and RAC at least one hundred twenty days' prior written notice. Notwithstanding the termination of this Agreement, all rights of Lender and all duties and obligations of ColorTyme and RAC under this Agreement with respect to outstanding Receivables and additional advances made to Franchisees pursuant to Lines of Credit shall continue until all such Receivables are fully paid in accordance with their terms and all such Lines of Credit are terminated.

         6.13 Construction. Each of the parties to this Agreement acknowledges that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and all the other documents and instruments executed in connection herewith with its respective legal counsel and that this Agreement and all other documents and instruments executed in connection herewith shall be construed as if jointly drafted by all the parties hereto.

         6.14 Amendment and Restatement. This Agreement amends and restates in its entirety the Original Agreement. The terms and provisions of the Original Agreement are hereby superseded by this Agreement. This Agreement is given in substitution for the Original Agreement. Each reference to the Original Agreement in any other document, instrument or agreement executed and/or delivered in connection therewith shall mean and be a reference to this Agreement. This Agreement amends, restates and supersedes only the Original Agreement. This Agreement is not a novation. Nothing contained herein, unless expressly herein to the contrary, is intended to amend, modify or otherwise affect any other instrument, document or agreement executed and/or delivered in connection with the Original Agreement. This Agreement shall govern the rights and obligations of the parties hereto with respect to all existing Receivables arising out of the Original Agreement, as well as all future Receivables. All obligations of ColorTyme under the Original Agreement and all obligations of RAC under the Original Agreement shall hereafter be deemed obligations of such parties under this Agreement.

         6.15 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW).

         6.16 Acknowledgments by ColorTyme and RAC. Each of ColorTyme and RAC acknowledges, represents, warrants and agrees that (a) as of the date hereof and after giving effect to this Agreement, no Event of Default or condition, or event which would with notice or the lapse of time, or both, result in an Event of Default, has occurred and is continuing, and it is not aware of the occurrence or continuance of any default with respect to the Original Agreement on the date hereof, (b) it does not have any grounds and hereby agrees not to challenge (or to allege or to pursue any matter, cause or claim arising under or with respect to the Original

Agreement or any of the existing Receivables, the existing Recourse Amount or the existing Obligations or the status of any thereof as legal, valid and binding obligations enforceable in accordance with their respective terms; and, to the best of its knowledge, it does not possess (and hereby forever waives, remises, releases, discharges and holds harmless the Lender, and its parents, subsidiaries, affiliates, stockholders, directors, officers, employees, attorneys, agents and representatives and each of their respective heirs, executors, administrators, successors and assigns (collectively, the "Lender Parties") from and against, and agree not to allege or pursue) any action, cause of action, suit, debt, claim, counterclaim, cross-claim, demand, defense, offset, opposition, demand and other right of action whatsoever, whether in law, equity or otherwise (which it, all those claiming by, through or under it, or its successors or assigns, have or may have) against the Lender Parties, or any of them, prior to or as of the date of this Agreement for, upon, or by reason of, any matter, cause or thing whatsoever, arising out of, or relating to, the Original Agreement, the existing Receivables, the Recourse Amount, the Obligations or any other document, instrument or agreement relating to any of the foregoing (including, without limitation, any payment, performance, validity or enforceability of any or all of the indebtedness, covenants, promises, agreements, provisions, rights, remedies, obligations, duties and liabilities thereunder) or any transaction relating to any of the foregoing, or any or all actions, courses of conduct or other matters in any manner whatsoever relating to or otherwise connected with any of the foregoing, provided, that the foregoing agreement shall not affect any action, cause of action, suit, debt, claim, counterclaim, cross-claim, demand, defense, offset, opposition, demand or other right of action whatsoever, whether in law, equity or otherwise that ColorTyme or RAC may have with respect to TFC, provided, further, that none of the foregoing rights with respect to TFC shall offset or be the basis of a counterclaim or otherwise affect the obligations of ColorTyme or RAC under this Agreement, and (c) it is obligated to pay to Lender on the effective date of this Agreement a fee in the amount set forth in a fee letter agreement between Lender, ColorTyme and RAC.

         6.17 Receivables Purchase Obligation. In connection with the assignment by TFC to Lender of TFC's interest in the Original Agreement, and in accordance with Section 1.3(b) hereof, ColorTyme and RAC agree to use commercially reasonable efforts in assisting Lender in obtaining from each Franchisee executed amendments and restatements or modifications of each loan document evidencing each Receivable transferred by TFC to Lender (each, a "Receivable Modification"), the form of such Receivable Modification to be in form and substance reasonably acceptable to each of ColorTyme and Lender.

         IN WITNESS WHEREOF, the parties have executed this Agreement on this 1st day of October, 2003.

                                           COLORTYME, INC.
                                           5700 Tennyson Parkway, Suite 180
                                           Plano, Texas 75024

                                           By: /s/ Steve Arendt
                                               ----------------------------
                                           Title: President and Chief
                                                  Executive Officer

                                           RENT-A-CENTER EAST, INC.
                                           5700 Tennyson Parkway, 3rd Floor
                                           Plano, Texas 75024

                                           By: /s/ Mitchell E. Fadel
                                              ----------------------------------
                                           Title: Vice President

                                           WELLS FARGO FOOTHILL, INC.
                                           2450 Colorado Avenue, Suite 3000 West
                                           Santa Monica, California 90404

                                           By: /s/ David B. Fricke
                                              ----------------------------------
                                           Title: Vice President

                                    EXHIBIT A

                             COMPLIANCE CERTIFICATE

This Compliance Certificate is executed and delivered to Wells Fargo Foothill, Inc. ("Lender") by Rent-A-Center East, Inc. ("RAC") and ColorTyme, Inc. ("ColorTyme") this ____ day of ____________, 20___, pursuant to Section ___ of that certain Amended and Restated Franchisee Financing Agreement (the "Franchisee Financing Agreement") dated September ____, 2003 among Lender, ColorTyme and RAC. All capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Franchisee Financing Agreement. The undersigned hereby certify to Lender as follows:

1. The undersigned are the duly elected, qualified and acting ____________ of ColorTyme and ____________ of RAC, and as such officers, are authorized to make and deliver this Compliance Certificate.

2. The undersigned have reviewed the provisions of the Franchisee Financing Agreement and confirm that, as of the date hereof:

         a. The representations and warranties contained in the Franchisee Financing Agreement are true and correct in all material respects on and as of the date hereof with the same force and effect as though made on the date hereof;

         b. ColorTyme and RAC have complied with all the terms, covenants and conditions set forth in the Franchisee Financing Agreement;

         c. No Event of Default, and no event that with notice or the passage of time or both will constitute an Event of Default, has occurred and is continuing; and

         d. Attached hereto as Schedule A is a report prepared by the undersigned setting forth information and calculations that demonstrate compliance (or noncompliance) with each of the covenants set forth in Section 2.2 of the Franchisee Financing Agreement.

The foregoing certificate is given in our respective capacities as officers of ColorTyme and RAC, and not in our individual capacities.

COLORTYME, INC.                                       RENT-A-CENTER EAST, INC.

By:___________________________                        By:_______________________
Name:_________________________                        Name:_____________________
Its:__________________________                        Its:______________________

                                   SCHEDULE A
                                       TO
                             COMPLIANCE CERTIFICATE

Consolidated Leverage Ratio

         ColorTyme and RAC shall not permit the Consolidated Leverage Ratio, as of the last day of any period of four (4) consecutive fiscal quarters of Rent-A-Center, Inc., to exceed 2.75 to 1.00.

Covenant Satisfied:        __________________________
Covenant Not Satisfied:    __________________________

Consolidated Fixed Charge Coverage Ratio

         ColorTyme and RAC shall not permit the Consolidated Fixed Charge Coverage Ratio, for any period of four (4) consecutive fiscal quarters of Rent-A-Center, Inc., to be less than the ratio of 1.50 to 1.00.

Covenant Satisfied:     _______________
Covenant Not Satisfied: _______________